Exhibit 10.29
                                                              -------------


                            EMPLOYMENT AGREEMENT


          AGREEMENT, made August 17, 1995, by and between BRUNO'S INC., a

Delaware corporation (the "Company") and WILLIAM J. BOLTON ("Executive").

                                  RECITALS
                                  --------

          In order to induce Executive to serve as the Chairman of the

Board and Chief Executive officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and between the parties as follows:

          1.   Employment.
               ----------

          1.1  Subject to the terms and conditions of this Agreement, the

Company agrees to employ Executive during the term hereof as its Chairman of the Board and Chief Executive Officer.  In his capacity as the Chairman of the Board and Chief Executive Officer of the Company, Executive shall report to the Board of Directors of the Company (the "Board") and shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the

Company, as it exists from time to time, as are assigned by the Board.

          1.2  Subject to the terms and conditions of this Agreement,

Executive hereby accepts employment as the Chairman of the Board and Chief

Executive officer of the Company commencing





























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as soon as possible after the date hereof but in no event later than

September 1, 1995, and agrees to devote his full working time and efforts

(except for permitted vacation periods and reasonable periods of illness and other incapacity), to the best of his ability, experience and talent,

to the performance of services, duties and responsibilities in connection therewith.  Executive shall perform such duties and exercise such powers,

commensurate with his position, as the Chairman of the Board and Chief

Executive officer of the Company as the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Board may reasonably from time to time impose.  The

Company hereby agrees to take all reasonable and necessary corporate action to ensure that Executive is elected to the Board of Directors.

          1.3  Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of such Board, such activities do not interfere with his duties and responsibilities hereunder,

in charitable and community affairs,  from managing any passive investment made by him in publicly traded equity securities or other property

(provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of such Board of Directors) or from serving, subject to the prior approval of such Board of Directors, as a member of boards of directors or as a trustee of any other corporation,

association or entity.  For purposes of the preceding sentence, any approval of the Board required therein shall not be unreasonably withheld.




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          2.   Term of Employment.  Executive's term of employment under
               ------------------

this Agreement shall commence as soon as possible after August 21, 1995 but in any event no later than September 1, 1995 and, subject to the terms hereof, shall terminate (the "Termination Date") on the earlier of

(i) August 31, 1998 or (ii) termination of Executive's employment pursuant to this Agreement; provided, however, that any termination of employment by
                   --------  -------

Executive (other than for death, Permanent Disability or Good Reason) may only be made upon 90 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company.

          3.   Compensation.
               ------------

          3.1  Salary.  The Company shall pay Executive a base
               ------

salary ("Base Salary") at the rate of $400,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date.  Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.  Any increase in Base salary shall be in the discretion of the Board and, as so increased, shall constitute "Base Salary" hereunder.

          3.2  Annual Bonus.  In addition to his Base Salary, Executive
               ------------

shall be paid an annual bonus (the "Bonus") during the term of his employment hereunder with a target amount equal to not less than 50% of

Base Salary (the "Target Bonus") and a maximum amount equal to 100% of Base salary based on performance criteria attached hereto as Exhibit 1.




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          3.3  Supplemental Payment.  Upon the execution of this Agreement
               --------------------

by the Company and Executive, the Company, or an affiliate of the Company on behalf of the Company, shall pay $300,000 to Executive by check or any other method of payment acceptable to Executive and the Company.

          3.4  Compensation Plans and Programs.  Executive shall be
               -------------------------------

eligible to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

          3.5  Relocation and Payment of Relocation Expenses.  Executive
               ---------------------------------------------

agrees that he and his family shall relocate to the Birmingham, Alabama area no later than August 31, 1996.  To assist the Executive with his relocation to the Birmingham, Alabama area, the Company agrees to provide

Executive with the benefits and reimbursements set forth on Schedule A hereto to the extent actually incurred by Executive in connection with his relocation from the greater Chicago metropolitan area to the Birmingham,

Alabama area.

          4.   Employee Benefits.
               -----------------

          4.1  Employee Benefit Programs, Plans and Practices.  The Company
               ----------------------------------------------

shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.





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          4.2  Vacation and Fringe Benefits.  While employed hereunder,
               ----------------------------

Executive shall be entitled to no less than twenty-five (25) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.  In addition,

while employed hereunder, Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the company, commensurate with his position with the Company.

          5.   Expenses.  Executive is authorized to incur reasonable
               --------

expenses in carrying out his duties and responsibilities under this

Agreement, including, without limitation, expenses for travel (including reasonable travel expenses for Executive's spouse for relevant industry meetings) and similar items related to such duties and responsibilities.

The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

          6.   Termination of Employment.
               -------------------------

          6.1  Termination Not for Cause or for Good Reason.  (a) The
               --------------------------------------------

Company may terminate Executive's employment at any time for any reason.

If Executive's employment is terminated by the Company other than for Cause

(as defined in section 6.4 hereof) or as a result of Executive's death or

Permanent Disability (as defined in section 6.2 hereof) or if Executive terminates his employment for Good Reason (as defined in Section 6.1 (c)

hereof)



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prior to the August 31, 1998, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 3.4 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.  In addition, Executive shall be entitled to receive an amount (the "Termination Amount") in lieu of any

Bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation

Payment and the Compensation Payment, as defined below), which Termination

Amount shall be payable in eighteen monthly installments at the beginning of each month following such termination of employment.  The Termination

Amount shall consist of the greater of (i) an amount equal to the

Executive's Base Salary for eighteen months at its then current monthly rate plus 1.5 times the amount of Executive's Target Bonus for the year in which his termination occurs or (ii) the amount of Base Salary plus Target

Bonus which Executive would have received for the remaining term of this

Agreement.  In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation

Payment") and to compensation earned but not yet paid (including any deferred Bonus payments ) (the "Compensation Payment"), and to continued

coverage for 18 months under any employee medical, disability and life insurance plans in accordance with the respective terms thereof.

          (b) The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after




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the termination of Executive's employment by check payable to the order of

Executive or by wire transfer to an account specified by Executive.

          (c)  For purposes of this Agreement, "Good Reason" shall mean any of the following (which occur without Executive's express prior written consent):

         (i) any material breach by the Company of any provision of this Agreement, including any material reduction by the Company of Executive's duties, authority, support or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

        (ii) the Board requiring that Executive perform his duties and responsibilities for the Company at a location other than Birmingham, Alabama area; or

       (iii) a reduction by the Company in Executive's employee benefits or Base Salary, other than a reduction in Base Salary which is part of a general cost reduction affecting at least ninety percent (90%) of the officers of the Company which does not exceed twenty percent (20%) of Executive's Base Salary.

          6.2  Permanent Disability.  If the Executive becomes disabled to
               --------------------

an extent which entitles him to long-term benefits under the Company's long-term disability benefit plan applicable to senior executive officers as in effect on the date hereof ("Permanent Disability"), the Company or

Executive may terminate Executive's employment on written notice thereof,

and Executive shall receive or commence receiving, as soon as practicable:

         (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

        (ii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days



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     of the fiscal year until termination and the denominator of which is
     365;

       (iii)  the Vacation Payment and the Compensation Payment;and

        (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 and
     4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

          6.3  Death.  In the event of Executive's death during the term of
               -----

his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

         (i) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until hisdeath and the denominator of which is 365;

        (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

       (iii)  the Vacation Payment and the Compensation Payment; and

        (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.4 and
     4.1 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

          6.4  Voluntary Termination by Executive; Discharge for Cause.
               -------------------------------------------------------

(a) The Company shall have the right to terminate the employment of

Executive for Cause.  In the event that Executive's employment is terminated by the Company for Cause or by Executive other than for Good

Reason or other than as a result of the Executive's Permanent Disability or death, prior to August 31, 1998, Executive shall only be entitled to receive the


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Compensation Payment and the Vacation Payment.  Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs.  After the termination of Executive's employment under this Section 6.4. the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

          (b)  As used herein, the term "Cause" shall be limited to

(i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) willful, substantial and continuing refusal by

Executive to perform his duties hereunder or any lawful direction of the

Board of Directors of the Company as required under Section 1.3, which continues beyond ten days after a written demand for substantial performance is delivered to Executive by the Company, (iii) any breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive which continues beyond ten days after a written demand for substantial performance is delivered to

Executive by the Company or (iv) the indictment of Executive of (a) any felony or (b) a misdemeanor involving moral turpitude; provided, however,
                                                       --------  -------

that in the event Executive is subsequently found not guilty or the charges against Executive are dismissed, any amounts that would have been due

Executive hereunder if he had been terminated without Cause shall be paid to Executive on the same basis as if a Termination without Cause has occurred on the date he was actually





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terminated.  Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Directors at a meeting of the Board of Directors of the Company called and held for the purpose

(after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

          6.5  Expiration of Agreement.  In the event of Executive's
               -----------------------

termination of employment by the Company without Cause following the expiration of the term of this Agreement Executive shall receive an amount equal to 1.5 times the sum of (i) the Executive's Base Salary at its then current annual rate and (ii) the amount of Executive's Target Bonus for the year in which his termination occurs, payable in 18 monthly installments at the beginning of each month following such termination of employment.  In addition, Executive shall be entitled receive a lump sum payment equal to the sum of (i) the Vacation Payment and (ii) the Compensation Payment as

soon as practicable following such termination.

          7.   Stock Arrangements.  As soon as practicable after the
               ------------------

execution of this agreement, Executive and the Company shall enter into the

Common Stock Subscription Agreement (the "Subscription Agreement") on terms and conditions mutually







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acceptable to the parties and Executive shall purchase $1 million of

Company common stock (the "Purchase Stock").  In order to enable Executive to make such purchase, the Company shall lend to Executive an amount (the

"Loan") equal to the excess of $1 million over the net after tax proceeds of the sale of the American Stores Company stock owned by Executive.  The

Loan shall accrue interest at the applicable federal rate as in existence at the time the loan is made and principal and interest shall be due upon any sale, transfer or other disposition of the Purchase Stock whether pursuant to the Subscription Agreement or otherwise.

          8.   Mitigation of Damages.  Executive shall not be required to
               ---------------------

mitigate damages or the amount of any payment provided for under this

Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

          9.   Notices.  All notices or communications hereunder shall be
               -------

in writing, addressed as follows:

          To the Company:

          c/o Kohlberg Kravis
            Roberts & Co.
          9 West 57th Street
          New York, New York  10019

          with a copy to:

          Alvin H. Brown, Esq.
          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017

          To Executive:

          Mr. William J. Bolton
          732 Brighton Lane
          La Grange, IL  60525




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          with a copy to:

          Howard G. Krane, Esq.
          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL  60601

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          10.  Separability; Legal Fees.  If any provision of this
               ------------------------

Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.  Except to the extent expressly provided otherwise in the next sentence, each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this

Agreement.  The Company shall pay the reasonable fees and disbursements

(not in excess of $35,000) of Executive's legal counsel in connection with the negotiation and execution of this Agreement and the other documents contemplated hereby; provided, however, that no such payment shall be made
                     --------  -------

without reasonable substantiation of the amounts.  In addition, the Company shall pay any costs and fees associated with any legal action brought against Executive by American Stores Company for breach of the


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non-competition clause contained in the employment agreement between

Executive and American Stores Company as in effect immediately prior to

Executive's commencement of employment hereunder.

          11.  Assignment.  This contract shall be binding upon and inure
               ----------

to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise)

to all or substantially all of the stock, assets or businesses of the

Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          12.  Amendment.  This Agreement may only be amended by written
               ---------

agreement of the parties hereto.

          13.  Nondisclosure of Confidential Information; Non-competition.
               ----------------------------------------------------------

(a)  Executive shall not, without the prior written consent of the Company,

use, divulge, disclose or make accessible to any other person, firm,

partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except

(i) while employed by the Company, in the business of and for the benefit of the company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any


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administrative body or legislative body (including a committee thereof)

with jurisdiction to order Executive to divulge, disclose or make accessible such information.  For purposes of this Section 13(a),

"Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-

public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co. or any affiliate of Kohlberg

Kravis & Roberts & Co. principally engaged in the retail grocery business

(the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

          (b)  During the period of his employment hereunder and for 18 months thereafter Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner,

investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business in Competition (as defined in Section 13(c)) with the business of the Restricted Group and

(B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.






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          (c)  For purposes of this section 13, a business shall be deemed to be in "Competition" with the Restricted Group if it is principally engaged in the retail grocery business within the same geographic area in which the Restricted Group conducts such business.  Nothing in this Section

13 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

          (d)  Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in this section 13 would irreparably injure the Company.  Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity,

obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by

Executive and cease making any payments otherwise required by this

Agreement; provided, however, that in the event a court of competent
           --------  -------

jurisdiction, which recognizes the validity of the provisions of this section 13, finds the Executive not to be in


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violation of the provisions of this section 13, then the Company shall pay to Executive, in a lump sum, all amounts that would have been payable to

Executive hereunder through the date of such determination and continue making any other payments due with respect to periods of time subsequent to such determination in accordance with the provisions of this Agreement.

          14.  Beneficiaries; References.  Executive shall be entitled to
               -------------------------

select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof.  In the event of

Executive's death or a judicial determination of his incompetence,

reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          15.  Survivorship.  The respective rights and obligations of the
               ------------

parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this section 15 are in addition to the survivorship provisions of any other section of this Agreement.

          16.  Governing Law.  This Agreement shall be construed,
               -------------

interpreted and governed in accordance with the laws of the state of

Alabama, without reference to rules relating to conflicts of law.



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          17.  Effect on Prior Agreements.  This Agreement contains the
               --------------------------

entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the company and Executive other than the Common Stock

Subscription Agreement referred to in Section 7 hereof.

          18.  Withholding.  The Company shall be entitled to withhold from
               -----------

payment any amount of withholding required by law.

          19.  Survival.  Notwithstanding the expiration of the term of
               --------

this Agreement, the provisions of section 6.5 and Section 13 hereunder shall remain in effect as long as is necessary to give effect thereto.

          20.  Counterparts.  This Agreement may be executed in two or more
               ------------

counterparts, each of which will be deemed an original.

                                   BRUNO'S INC.




                                   By  /s/ Paul E. Raether
                                      --------------------------
                                   Name:  Paul E. Raether
                                   Title:




                                    /s/ William J. Bolton
                                   -----------------------------
                                   William J. Bolton











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